Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Endologix, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting, incorporated by reference herein.

Our report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states management of Endologix, Inc. excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, TriVascular Technologies, Inc.’s internal control over financial reporting. Our audit report also excludes an evaluation of the internal control over financial reporting of TriVascular Technologies, Inc.

/s/ KPMG LLP
Irvine, California
August 7, 2017